Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

February 17, 2005

PINNACLE ENTERTAINMENT REPORTS FOURTH QUARTER

AND FULL YEAR 2004 RESULTS

LAS VEGAS, February 17, 2005 – Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the fourth quarter and full year ended December 31, 2004.

For the fourth quarter, revenues rose 5.6% to $132.6 million from $125.5 million a year earlier. Adjusted EBITDA(1) was $18.7 million versus $20.4 million for the prior-year period. The decline was in part attributed to increased audit and related services of approximately $1.3 million in the quarter and other fourth quarter items.

Adjusted net loss(1) for the fourth quarter of 2004 was $2.0 million, or $0.06 per share, compared to adjusted net loss of $2.2 million, or $0.09 per share, for the fourth quarter of 2003. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $4.8 million, or $0.13 per share, versus the prior-year net loss of $8.6 million, or $0.34 per share.

Full-Year 2004 Results

Revenues for the year ended December 31, 2004 increased 4.3% to $553.3 million from $530.4 million. Adjusted EBITDA increased 10.8% to $101.6 million from $91.7 million in the prior year. The adjusted EBITDA margin(1) for the full year increased to 18.4% versus 17.3% in 2003, despite increased audit and related services of approximately $1.8 million in 2004.

Adjusted net income for the year ended December 31, 2004 was $2.3 million, or $0.06 per diluted share, compared to an adjusted net loss of $3.9 million, or $0.15 per share, for the prior-year period. On a GAAP basis, the Company reported net income of $9.2 million, or $0.25 per diluted share, compared to a net loss of $28.2 million, or $1.09 per share, for the year ended December 31, 2003.

“We are very pleased with our results for 2004,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “We achieved solid operating gains for the year. We also accomplished substantial progress on our development plans in Louisiana, Missouri and Argentina while continuing to strengthen our balance sheet and increase our liquidity. We’ve laid the groundwork for strong growth in 2005 and the years ahead. We particularly look forward to the opening of L’Auberge du Lac in Lake Charles, Louisiana in May 2005.”

Additional recent highlights include:

•	L’Auberge du Lac’s riverboat casino was moved into its permanent position at the L’Auberge site in early December. The hotel tower and main facility were “topped off” in early November at a height of 26 stories. L’Auberge remains on budget and on schedule for its May 2005 opening. The property will feature a championship golf course designed by Tom Fazio and a single-level dockside casino surrounded on three sides by the hotel and other amenities. Pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

•	Pinnacle obtained several key approvals in mid-January from the Missouri Gaming Commission regarding its casino project in the City of St. Louis. Also, in early December, Pinnacle entered into an agreement to purchase the Embassy Suites Hotel® - St. Louis-Downtown. Located on Laclede’s Landing, the 297-suite hotel adjoins the site of the Company’s planned casino and luxury hotel. Closing is contingent upon certain conditions and is expected in the first quarter of 2005.

•	The Company is preparing the preliminary design drawings for its south St. Louis County project and is seeking several required approvals from the Missouri Gaming Commission for this project. Artists’ renderings of the Company’s south St. Louis County project, as well as the Laclede’s Landing development proposal, are accessible via the Company’s corporate website at www.pnkinc.com.

•	In early December, the Company issued $100 million in aggregate principal amount of additional 8.25% senior subordinated notes at a price of 105% of par, thereby yielding 7.10% to the first call date (7.35% to maturity). The proceeds were used to purchase $97 million aggregate principal amount of its 9.25% senior subordinated notes. In late December, Pinnacle completed the sale of 4.6 million shares of its common stock at a price of $18.25 per share. The offering resulted in net proceeds to the Company of approximately $79 million. In mid-January 2005, the Company announced a call for redemption of the remaining $65 million aggregate principal amount of 9.25% notes, which it completed on February 15, 2005.

•	The Company continues to make considerable progress on its replacement facility for the existing casino in Neuquen, Argentina. The new facility will include a casino, restaurants, and an entertainment venue on land owned by the Company approximately one mile from the existing facility. The project remains on budget at $14 million and on schedule for an opening in Spring 2005.

•	Pinnacle announced in mid-December it had signed a letter of intent to sublease premises from Emerald Bay Resort Hotel Limited to operate a casino adjacent to the Four Seasons Resort Great Exuma at Emerald Bay in the Bahamas. The casino will be approximately 5,000 square feet and require an investment of approximately $5 million. The casino is expected to open in late 2005, contingent upon the Company receiving approvals from governmental authorities in the Bahamas and execution of a final lease agreement.

Property Highlights

Boomtown New Orleans

For the fourth quarter, Boomtown New Orleans reported a solid improvement in operating results, with adjusted EBITDA(1) of $7.9 million for the quarter, up 9.6% from $7.2 million a year earlier. Total revenues grew to $27.8 million from $26.0 million in the prior-year quarter.

For the year, Boomtown New Orleans revenues grew by 4.4%, while its adjusted EBITDA rose 9.8% to $32.2 million. The property’s adjusted EBITDA margin(1) improved to 29.0% from 27.6%.

Belterra Casino Resort

Results at Belterra Casino Resort continue to benefit from the hotel expansion tower and other amenities that opened in May 2004. Adjusted EBITDA rose 6.5% to $6.7 million, versus $6.3 million in the prior-year period. Revenues for the quarter grew 15.8% to $38.3 million from $33.1 million. This was Belterra’s 11th consecutive quarter of improved earnings over the prior-year period.

For the year, Belterra’s revenues grew to $155.5 million, an increase of 16.3% from the $133.7 million in 2003. Adjusted EBITDA increased 36.7% over the prior-year period to $31.8 million from $23.2 million. Belterra’s adjusted EBITDA margin improved by approximately three percentage points during 2004, to 20.4% from 17.4%.

Boomtown Bossier City

Boomtown Bossier City again posted gains in adjusted EBITDA and adjusted EBITDA margin amid the highly competitive Bossier City/Shreveport gaming market. While revenues declined to $22.6 million from $23.9 million, adjusted EBITDA improved 11.2% to $4.3 million from $3.9 million in the 2003 period due in part to a continued focus on costs and efficiency.

Overall in 2004, Boomtown Bossier City improved its adjusted EBITDA by 25.3% to $20.7 million from $16.5 million. Revenues for the year declined to $99.8 million from $104.3 million in 2003, while the adjusted EBITDA margin improved to 20.7% from 15.8%. These results were achieved despite the Bossier City/Shreveport market continuing to be affected by an increase in competition, particularly from Native American gaming in Oklahoma.

Casino Magic Biloxi

Revenues at Casino Magic Biloxi declined slightly for the quarter to $19.1 million from $19.4 million, in part because of construction disruption related to an ongoing $11 million casino enhancement project that should be completed in the Spring of 2005. Adjusted EBITDA for the quarter was essentially flat at $3.4 million.

For the year, revenues were $80.5 million versus $83.6 million in 2003. Adjusted EBITDA increased 1.2% to $16.2 million for the year, while adjusted EBITDA margin improved one percentage point to 20.2%.

Boomtown Reno

Revenues grew to $19.2 million for the fourth quarter of 2004 compared to $17.9 million in the prior-year period, primarily from increased low-margin fuel sales at its two service stations. Adjusted EBITDA for the quarter declined to $801,000 from $1.6 million, primarily the result of harsh winter weather over key holiday periods.

For the year, revenues increased to $84.5 million from $83.6 million in 2003, primarily because of low-margin fuel sales. Adjusted EBITDA for 2004 was $10.2 million versus $13.7 million in 2003, reflecting a full year of competition from new Native American gaming facilities in northern California.

Casino Magic Argentina

During the fourth quarter, revenues at the Company’s Argentine operations rose 10.0% to $4.0 million from $3.6 million, and adjusted EBITDA was off slightly at $1.6 million compared to $1.7 million, due to a settlement of tax issues from the 1990s.

For the full year, Casino Magic Argentina’s results improved strongly, with revenues growing 24.3% to $15.6 million from $12.5 million, and adjusted EBITDA increasing 33.1% to $6.9 million from $5.2 million in 2003.

Other Items

Corporate Expenses. Corporate expenses for the fourth quarter of 2004 were $7.5 million, including $1.3 million associated Sarbanes-Oxley implementation costs, compared to $5.2 million in the prior-year period.

For the year, corporate expenses totaled $22.6 million versus $18.3 million in 2003. The increase was due in large part to $1.8 million of Sarbanes-Oxley implementation costs and additional corporate staffing consistent with the Company’s long-term growth and centralization strategies.

Pre-opening and Development Costs. During the quarter, the Company incurred $4.0 million of pre-opening and development costs associated with its L’Auberge du Lac and St. Louis projects, versus $583,000 in the prior-year period.

For the year, pre-opening and development costs were $14.4 million compared to $1.3 million in 2003, reflecting additional activity related to the L’Auberge and St. Louis projects, as well as the Company’s sponsorship of an unsuccessful gaming initiative in California.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During 2004, Pinnacle paid or accrued $117.7 million in gaming taxes, $11.6 million in payroll taxes, $5.5 million in property taxes, and $3.3 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $138.1 million for taxes to state and local authorities in 2004.

Investor Conference Call

Pinnacle will hold a conference call for investors today, February 17, 2005, at 11:00 a.m. EST (8:00 a.m. PST) to discuss its 2004 fourth quarter and full-year financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through February 24, 2005 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 4093368.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, pre-opening and development costs, gain on asset sales (net of other items), goodwill impairment charges, Indiana regulatory and related benefit and other non-routine benefits; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, gain on asset sales (net of other items), goodwill impairment charges, Indiana regulatory and related benefit, other non-routine benefits, tax matters and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that the L’Auberge resort development, the proposed St. Louis projects and other capital intensive projects could strain the Company’s financial resources and might not provide for a sufficient return, if any; and (e) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2004	2003	2004	2003
Revenues:
Gaming	$110,692	$106,676	$462,618	$448,237
Food and beverage	7,204	6,911	30,861	28,955
Truck stop and service station	5,976	4,694	24,324	21,272
Hotel and recreational vehicle park	4,239	3,524	17,708	14,674
Other income	4,477	3,696	17,800	17,264

	132,588	125,501	553,311	530,402

Expenses and Other Costs (Benefits):
Gaming	67,551	62,795	269,166	264,898
Food and beverage	7,165	7,239	29,257	28,745
Truck stop and service station	5,618	4,382	22,887	19,621
Hotel and recreational vehicle park	2,176	1,713	8,854	7,344
General and administrative	28,797	27,077	113,029	109,657
Depreciation and amortization	12,475	11,667	48,187	46,833
Other operating expenses	2,553	1,868	8,505	8,424
Pre-opening and development costs	4,030	583	14,399	1,261
Indiana regulatory and related benefit	(194)	(1,477)	(194)	(2,056)
Gain on asset sales, net of other items	(66)	0	(42,410)	0
Goodwill impairment charge	0	0	0	7,832
Other non-routine benefits	0	(199)	0	(199)

	130,105	115,648	471,680	492,360

Operating income	2,483	9,853	81,631	38,042
Interest income	1,176	745	3,584	2,111
Interest expense, net of capitalized interest	(12,680)	(14,128)	(52,538)	(54,881)
Loss on early extinguishment of debt	(3,503)	(11,164)	(14,921)	(19,908)

Income (loss) before income tax (expense) benefit	(12,524)	(14,694)	17,756	(34,636)
Income tax (expense) benefit	7,750	6,080	(8,595)	6,394

Net income (loss)	$(4,774)	$(8,614)	$9,161	$(28,242)

Net income (loss) per common share—basic	$(0.13)	$(0.34)	$0.26	$(1.09)
Net income (loss) per common share—diluted	$(0.13)	$(0.34)	$0.25	$(1.09)

Number of shares – basic	36,308	25,643	34,730	25,861
Number of shares – diluted	36,308	25,643	36,170	25,861

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and restricted cash	$287,788	$229,036
Other assets	106,993	104,191
Property and equipment, net	813,987	621,709

Total assets	$1,208,768	$954,936

Liabilities and Stockholders’ Equity
Liabilities	$153,090	$108,142
Notes payable	640,488	645,935

Total liabilities	793,578	754,077

Stockholders’ equity	415,190	200,859

Total liabilities and stockholders’ equity	$1,208,768	$954,936

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenues
Boomtown New Orleans	$27,780	$26,026	$111,129	$106,398
Belterra Casino Resort	38,309	33,071	155,534	133,704
Boomtown Bossier City	22,628	23,877	99,821	104,295
Casino Magic Biloxi	19,124	19,429	80,528	83,603
Boomtown Reno	19,180	17,896	84,506	83,645
Casino Magic Argentina	4,007	3,642	15,553	12,517
Card Clubs	1,560	1,560	6,240	6,240

Total Revenues	$132,588	$125,501	$553,311	$530,402

Adjusted EBITDA (a)
Boomtown New Orleans	$7,875	$7,187	$32,214	$29,339
Belterra Casino Resort	6,727	6,314	31,761	23,242
Boomtown Bossier City	4,322	3,888	20,677	16,497
Casino Magic Biloxi	3,424	3,439	16,229	16,029
Boomtown Reno	801	1,608	10,221	13,667
Casino Magic Argentina	1,553	1,723	6,891	5,178
Card Clubs	1,553	1,493	6,173	6,074
Corporate	(7,527)	(5,225)	(22,553)	(18,313)

Adjusted EBITDA	$18,728	$20,427	$101,613	$91,713

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$18,728	$20,427	$101,613	$91,713
Pre-opening and development costs	(4,030)	(583)	(14,399)	(1,261)
Indiana regulatory and related benefit	194	1,477	194	2,056
Gain on asset sales, net of other items	66	0	42,410	0
Goodwill impairment charge	0	0	0	(7,832)
Other non-routine benefits	0	199	0	199
Depreciation and amortization	(12,475)	(11,667)	(48,187)	(46,833)
Interest expense, net	(11,504)	(13,383)	(48,954)	(52,770)
Loss on early extinguishment of debt	(3,503)	(11,164)	(14,921)	(19,908)
Income tax (expense) benefit	7,750	6,080	(8,595)	6,394

Net income (loss)	$(4,774)	$(8,614)	$9,161	$(28,242)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss)	Depreciation and Amortization	Non-Routine Items	Adjusted EBITDA(a)
Three months ended December 31, 2004
Boomtown New Orleans	$6,160	$1,715	$0	$7,875
Belterra Casino Resort	2,221	4,506	0	6,727
Boomtown Bossier City	2,645	1,677	0	4,322
Casino Magic Biloxi	1,433	1,991	0	3,424
Boomtown Reno	(843)	1,644	0	801
Casino Magic Argentina	1,267	286	0	1,553
Card Clubs	1,102	451	0	1,553
Corporate	(7,732)	205	0	(7,527)
Non-routine items (b)	(3,770)	0	3,770	0

	$2,483	$12,475	$3,770	$18,728

Three months ended December 31, 2003
Boomtown New Orleans	$5,498	$1,689	$0	$7,187
Belterra Casino Resort	2,775	3,539	0	6,314
Boomtown Bossier City	2,223	1,665	0	3,888
Casino Magic Biloxi	1,323	2,116	0	3,439
Boomtown Reno	(199)	1,807	0	1,608
Casino Magic Argentina	1,537	186	0	1,723
Card Clubs	899	594	0	1,493
Corporate	(5,296)	71	0	(5,225)
Non-routine items (b)	1,093	0	(1,093)	0

	$9,853	$11,667	$(1,093)	$20,427

Twelve months ended December 31, 2004
Boomtown New Orleans	$25,451	$6,763	$0	$32,214
Belterra Casino Resort	15,496	16,265	0	31,761
Boomtown Bossier City	13,920	6,757	0	20,677
Casino Magic Biloxi	8,345	7,884	0	16,229
Boomtown Reno	3,257	6,964	0	10,221
Casino Magic Argentina	5,963	928	0	6,891
Card Clubs	4,092	2,081	0	6,173
Corporate	(23,098)	545	0	(22,553)
Non-routine items (b)	28,205	0	(28,205)	0

	$81,631	$48,187	$(28,205)	$101,613

Twelve months ended December 31, 2003
Boomtown New Orleans	$22,814	$6,525	$0	$29,339
Belterra Casino Resort	9,474	13,768	0	23,242
Boomtown Bossier City	8,366	8,131	0	16,497
Casino Magic Biloxi	8,127	7,902	0	16,029
Boomtown Reno	6,538	7,129	0	13,667
Casino Magic Argentina	4,455	723	0	5,178
Card Clubs	3,617	2,457	0	6,074
Corporate	(18,511)	198	0	(18,313)
Non-routine items (b)	(6,838)	0	6,838	0

	$38,042	$46,833	$6,838	$91,713

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.
(b)	Includes pre-opening and development costs, Indiana regulatory and related benefit, gains from asset sales (net of other items), goodwill impairment charge and other non-routine benefits. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Adjusted net income (loss) (a)
Net income (loss)	$(4,774)	$(8,614)	$9,161	$(28,242)
Pre-opening and development costs	1,536	370	7,430	818
Indiana regulatory and related benefit	(74)	(937)	(100)	(1,333)
Gain on asset sales, net of other items	(25)	0	(21,884)	0
Loss on early extinguishment of debt	1,335	7,086	7,699	12,906
Goodwill impairment charge	0	0	0	7,832
Tax matters	0	0	0	4,248
Other non-routine benefits	0	(126)	0	(129)

Adjusted net income (loss)	$(2,002)	$(2,221)	$2,306	$(3,900)

Adjusted per common share – diluted
Net income (loss)	$(0.13)	$(0.34)	$0.25	$(1.09)
Pre-opening and development costs	0.04	0.01	0.21	0.03
Indiana regulatory and related benefit	0.00	(0.04)	0.00	(0.05)
Gain on asset sales, net of other items	0.00	0.00	(0.61)	0.00
Loss on early extinguishment of debt	0.03	0.28	0.21	0.50
Goodwill impairment charge	0.00	0.00	0.00	0.30
Tax matters	0.00	0.00	0.00	0.16
Other non-routine benefits	0.00	0.00	0.00	0.00

Adjusted net income (loss) per common share – diluted	$(0.06)	$(0.09)	$0.06	$(0.15)

Number of shares – diluted (b)	36,308	25,643	36,170	25,861

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).
(b)	The diluted impact of in-the-money stock options outstanding are not included for the three months ended December 31, 2004 and 2003 and the twelve months ended December 31, 2003 as the Company incurred an adjusted net loss for those periods and such inclusion would be antidilutive.

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